Exhibit 5.1

1017 Mumma Road Suite 302 Lemoyne, PA 17043 171.731.1700 phone 717.731.8205 fax www.bybelrutledge.com

August 31, 2018

Board of Directors

First Keystone Corporation

111 W. Front Street

Berwick, PA 18603

RE:	First Keystone Corporation Registration Statement on Form S-3

Dividend Reinvestment and Stock Purchase Plan

Our File No.: 42-001

Ladies and Gentlemen:

We have acted as Special Corporate Counsel to First Keystone Corporation, a Pennsylvania business corporation (the “Corporation”), in connection with the filing of a registration statement on Form S-3 (the “Registration Statement”) pertaining to the Corporation’s Dividend Reinvestment and Stock Purchase Plan (the “Plan”) for the registration of 600,000 shares of common stock, par value $2.00 per share, with the U.S. Securities & Exchange Commission for issuance under the Corporation’s Plan.

In connection with the Registration Statement, we have examined the following documents:

•	The Corporation’s Amended and Restated Articles of Incorporation;
•	The Corporation’s Amended and Restated Bylaws;
•	Resolutions adopted by the Corporation’s Board of Directors relating to the Registration Statement as certified by the Secretary of the Corporation;
•	The Plan; and
•	The Registration Statement.

In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the original documents of documents submitted to us as copies thereof. As to any facts material to our opinion, we have, to the extent that relevant facts were not independently established by us, relied on certificates of public officials and certificates, oaths and declarations of officers or other representatives of the Corporation.

On the basis of the foregoing and in reliance thereon, it is our opinion that the Corporation’s common stock, par value $2.00 per share, issuable under the Plan, when issued in accordance with the terms, conditions and provisions of the Plan and the Registration Statement will be legally and validly issued, fully paid and non-assessable.

Board of Directors

First Keystone Corporation

August 31, 2018

In giving the foregoing opinion, we have assumed that the Corporation will have, at the time of the issuance of common stock under the Plan and Registration Statement, a sufficient number of authorized shares of common stock, par value $2.00 per share, available for issue.

We consent to the use of this opinion as an exhibit to the Corporation’s Registration Statement on Form S-3 and to the reference to our firm appearing in the prospectus filed as part of the Registration Statement, filed by the Corporation with the U.S. Securities & Exchange Commission relating to the Plan, as well as to any amendments or supplements thereto. In giving this consent, we do not admit that we come within the category of persons whose consent is required under Sections 7 or 11 of the Securities Act of 1933, as amended, or the rules and regulations thereunder.

Very truly yours,

/s/ Bybel Rutledge LLP
BYBEL RUTLEDGE LLP